Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form F-3 (the “Registration Statement”) of Austin Gold Corp. and its subsidiary (the “Company”) of our report dated February 26, 2026, with respect to the consolidated financial statements of the Company as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 included in this Registration Statement of the Company filed with the U.S. Securities and Exchange Commission.

We consent to being named under the heading “Experts” in the Registration Statement.

Yours truly,

/s/ Manning Elliott

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

June 22, 2026